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JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW  YORK             [JOHN HANCOCK LOGO]

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OVERNIGHT MAILING ADDRESS:   ANNUITY SERVICE OFFICE:         HOME OFFICE
   [164 Corporate Drive           [P.O. Box 9505        [100 Summit Lake Drive,
Portsmouth, NH 03801-6815]  Portsmouth, NH 03802-9505]    2nd Floor Valhalla,
                                 [1-800-344-1029]              NY 10595]

CONTRACT HOLDER:

CONTRACT DATE:                           GOVERNING LAW:

                 THIS IS A LEGAL CONTRACT - READ IT CAREFULLY.

WE AGREE to pay the benefits of the Certificates under this Group Contract (referred to as "this contract") in accordance with their terms and the terms of this contract. A Certificate evidencing participation under this contract will be issued to each member of the eligible group from which we receive Payment for the Certificate.

     THIS CONTRACT is issued in consideration of the master application for this contract.

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES AND OTHER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE INVESTEMNT RESULTS, AS APPLICABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

     SIGNED FOR THE COMPANY at its Home Office, Valhalla, New York, on the Contract Date.

         /s/ James D. Gallagher                    /s/ Emanuel Alves
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          President                                    Secretary

               GROUP IRA SINGLE PAYMENT DEFERRED VARIABLE ANNUITY
                     GUARANTEED LIFETIME WITHDRAWAL BENEFIT
                               NON-PARTICIPATING

VENTURE.200.10-GRP-NY

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                                TABLE OF CONTENTS

PART 1 - ELIGIBILITY

PART 2 - CERTIFICATES

PART 3 - INCORPORATION

PART 4 - SPECIFICATIONS

PART 5 - TERMINATION

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PART 1      ELIGIBILITY
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A  Participant,  former  Participant  or  Beneficiary of a Participant or former
Participant eligible to purchase an IRA with distributions from a 401(k) Retirement Plan including a Lifetime Income Benefit. For purposes of the provisions below, "Participant" means any of the individuals referred to in the prior sentence.

PART 2      CERTIFICATES
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We  will  issue  an  individual Certificate to each Participant. The Certificate will  state  the  terms,  conditions  and  benefits  of  this  contract.

PART 3      INCORPORATION
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Sample  Certificates  attached  hereto  are  made  part  of  this  contract. Any provisions of this contract which are inconsistent with the provisions of the Certificate are waived and superseded by the Certificate provisions.

PART 4      SPECIFICATIONS
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The  Specifications  of  the  Certificate  will  be  completed  based  upon  the information  provided  by  the  Participant  and  the  terms  of  this contract.

PART 5      TERMINATION
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This  contract  will  terminate when the contract holder requests termination in writing to us or when no Participants are insured under any Certificate issued under this contract. Termination of this contract will not affect any Certificates in force on the date of contract termination.

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JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK              [JOHN HANCOCK LOGO]
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